EMPLOYMENT AGREEMENT
FOOD INNOVATIONS, INC.

This Employment Agreement (the "Agreement") is entered into as of July 15, 2002 (the "Commencement Date") by and between Joseph DiMaggio, Jr., an individual residing at 5851 Charlton Way, Naples, Florida 34119 ("Executive"), and Food Innovations, Inc., a corporation organized under the laws of the state of Delaware with offices at 110 Herman Melville Boulevard, New Bedford, MA 02740 (the "Company").

In consideration of the premises and mutual covenants herein contained, Company and Executive hereby agree as follows:

1. **Definitions**

"Accrued Amount" shall have the meaning set forth in Section 5(a) hereof.

"Annual Base Salary" shall have the meaning set forth in Section 4(a) hereof.

"Business" shall mean the marketing and sale of overnight perishable food products and the development, marketing and sale of proprietary food product lines developed for the Company's use or for which the Company is a distributor.

"Business Personnel" shall mean, as of any date, any person (A) who is, or within the one-year period prior to such date was, an employee of the Company or any subsidiary or affiliate thereof or (B) who is, or within the one-year period prior to such date was, a consultant or free-lance worker engaged in the Business for or on behalf of the Company or any subsidiary or affiliate thereof.

"Cause" shall mean (1) Executive's conviction of, admission of guilt to or plea of *nolo contendere* or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (2) acts of dishonesty or moral turpitude which are materially detrimental to the Company; (3) willful failure by Executive to obey the reasonable and lawful orders of the Board of Directors of the Company which remains uncured, if capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; (4) any act by Executive in violation of Section 8 hereof, any statement or disclosure by Executive in violation of Section 6 hereof, or any material breach by Executive of any provision of this Agreement which remains uncured, if capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; (5) any act by Executive, not taken in good faith, that is materially detrimental to the financial interests of the Company as determined in good-faith by the Board of Directors of the Company; (6) excessive absenteeism (i.e., 20 consecutive days or 35 days in any given 12 month period) by Executive (other than by reason of disability); (7) excessive alcoholism or addiction to drugs by Executive not prescribed by a qualified physician, provided, however, that such condition shall be confirmed by a qualified physician; or (8) gross negligence by Executive in the performance of, or willful disregard by the Executive of, the Executive's obligations hereunder.

"Commencement Date" mean July 15, 2002.

"Confidential Information" shall mean all of the Company's trade secrets and proprietary and confidential information consisting of, but not limited to, customer lists, processes, computer programs, compilations of information, records, sales and solicitation procedures, customer requirements, pricing techniques and information, pricing, methods of doing business and any other information generally used in the operation of the Business not generally known in the industry relevant to the Business or otherwise not generally available to the public, which was obtained by Executive during his employment or from the Company. For purposes of the definition of Confidential Information, the Company shall be deemed to include the Company, its predecessors and successors and any subsidiaries or affiliates of the Company.

"Disability" shall mean, with respect to Executive, the inability due to illness, accident, injury, physical or mental incapacity or other disability to participate effectively or actively in the affairs of the Company or any of its subsidiaries or affiliates for more than twenty-six (26) consecutive weeks or more than thirty-nine (39) weeks in any consecutive fifty-two (52) week period as determined in good faith by the Company.

"Employment Period" shall have the meaning set forth in Section 2 hereof.

"Expiration Date" shall have the meaning set forth in Section 2 hereof.

"Good Reason" shall mean the occurrence of any one or more of the following events which has not been cured within thirty (30) days after the Company's receipt of written notice thereof from Executive: (i) a material breach by the Company of any material provision of this Agreement; or (ii) any decrease in Executive's Annual Base Salary.

"Notice of Termination" shall have the meaning set forth in Section 5(c) hereof.

"Post-Employment Non Competition Period" shall mean either (i) the period during which Executive is receiving severance hereunder or (ii) in the case of termination for Cause or termination by Executive without Good Reason, the period, not to exceed one year, following termination of employment, as determined by the Company in its sole discretion and specified to Executive in writing as contemplated by Section 5(a) hereof.

"Restricted Activities" shall have the meaning set forth in Section 9 hereof.

"Restricted Persons" shall have the meaning set forth in Section 9 hereof.

"Severance Period" shall have the meaning set forth in Section 5(b) hereof.

2. **Employment Term**. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, for a term (the "Employment Period") commencing on the Commencement Date and expiring on the fifth anniversary of the Commencement Date (the "Expiration Date"), unless earlier terminated as provided herein.

3. Services. During the Employment Period, Executive shall hold the position of Chief Executive Officer of the Company until such time as the Board of Directors, with the consent of Executive, appoints another individual to serve as Chief Executive Officer of the Company, and thereafter Executive shall hold the position of Senior Vice President of Marketing, in which capacity Executive shall have responsibility for overseeing the Company' national sales efforts. Executive shall devote substantially all of his business time, skill and attention to the business of the Company and its subsidiaries and affiliates engaged in the Business and shall perform such duties as are customarily performed by similar executives and may be more specifically enumerated from time to time by the Company, which are consistent with Executive's position; provided, however, that the foregoing is not intended to preclude Executive, subject to the restrictions set forth in Section 8 hereof, from (a) owning and managi personal investments, or (b) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to the Company and its subsidiaries and affiliates.

4. **Compensation and Benefits.**

(a) Annual Base Salary. Subject to Section 4(b) below, during the Employment Period, the Company shall pay Executive an annual base salary in the amount of One Hundred Thousand Dollars ($100,000) (the "Annual Base Salary"). Executive's Annual Base Salary shall be reviewed by the Company on an annual basis and may be increased (but nc decreased) by the Company, at such time. The Annual Base Salary shall be payable in accordance with the Company's normal payroll practices.

(b) Salary Increase. Without limiting the second sentence of Section 4(a), upon the Company's achievement of certain milestones as set forth below, the Annual Base Salary shall be increased on a prospective basis in accordance with the following schedule:

Upon the Company's receipt of gross revenues of at least $250,000 per week for three (3) consecutive weeks, Annual Base Salary shall be increased to $110,000;

Upon the Company's receipt of gross revenues of at least $500,000 per week for three (3) consecutive weeks, Annual Base Salary shall be increased to $125,000;

Upon the Company's receipt of achieving gross revenues of at least $750,000.00 per week for three (3) consecutive weeks, Annual Base Salary shall be increased to $150,000; and

Upon the Company's receipt of gross revenues of at least $1,000,000.00 per week for three (3) consecutive weeks, Annual Base Salary shall be increased to $175,000.

(c) Stock Options. The Company shall cause to be granted to the Executive an option to acquire up to 1,111 shares of the Company's common stock pursuant to and in accordance with the Company's 2002 Employee Stock Option Plan on the following terms: (i) the option shall be exercisable at 110% of the fair market value of the Company's common stock on the date of the granting of the option, (ii) the option shall be exercisable for 556 shares on and

after the date on which the Company enters into a distribution agreement with U.S. Foodservice Inc. substantially on the terms set forth in the letter agreement dated July __, 2002 between the Company and U.S. Foodservice Inc. and 555 shares on and after the date on which gross revenues from the Business are at least $1,000,000 in respect of any calendar week, (iii) the option shall be an incentive stock option to the maximum extent permitted pursuant to applicable law and the remainder of the option shall be a non-incentive stock option and (iv) the option shall have a term of ten years; any options which have not become exercisable upon the termination of the Executive's employment with the Company (other than a termination by the Company without Cause) shall be automatically cancelled.

(d) Benefits. In addition to the Annual Base Salary and the Stock Options set forth above, Executive shall be eligible for the following benefits:

(i) to the extent eligible, participation in any welfare benefit plans, programs or policies, including, without limitation, any health plan, as may be made generally available to employees of the Company, as each such plan, policy or program may be adopted or amended from time to time;

(ii) to the extent eligible, participation in all pension, retirement, savings and other employee benefit plans and programs, as each such plan may be adopted or amended from time to time;

(iii) paid vacation pursuant to the vacation policy of the Company, as the same may be adopted or amended from time to time, provided, however, Executive shall be entitled to not less than three (3) weeks paid vacation; and

(iv) reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Company in accordance with the policy of the Company, as the same may be amended from time to time.

(e) Withholding. The Company shall deduct and withhold from such compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

5. **Termination of Employment.**

(a) In the event (i) the Company terminates Executive's employment with the Company for Cause, (ii) Executive voluntarily terminates his employment with the Company other than for Good Reason or (iii) Executive's employment terminates as a result of either Executive's death or Disability, the Company shall pay Executive (or his estate in the case of death) any unpaid salary, any earned but unpaid Annual Bonus, any vacation accrued but unused, and reimbursement for any unreimbursed expenses, all through and including the date of termination (the "Accrued Amount"). In addition, in the event the Company notifies Executive in writing of its election to enforce the provisions of Section 8 hereof, the Company shall pay to the Executive his Annual Base Salary, at the rate then in effect, for the period (not to exceed one year) during which the provisions of Section 8 hereof are to be enforced. The Company also

shall have the option to repurchase Executive's entire equity interest in the Company in accordance with the repurchase rights set forth in Section 5 of the Stockholders' Agreement dated as of July 19, 2002 among the Company, Executive and the other stockholders of the Company named therein.

(b) In the event the Executive's employment is terminated for any reason oth than (i) by the Company for Cause, (ii) by Executive voluntarily without Good Reason or (iii) a a result of either Executive's death or Disability, the Company shall pay to Executive (A) the Accrued Amount, plus (B) his Annual Base Salary, at the rate then in effect, for the one-year period following such date of termination (the "Severance Period"). In addition, the Company shall have the option to repurchase Executive's entire equity interest in the Company in accordance with the repurchase rights set forth in Section 5 of the Stockholders' Agreement dated as of July 19, 2002 among the Company, Executive and the other stockholders of the Company named therein.

(c) Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

6. **Confidential Information.**

Executive understands and acknowledges that during his employment with the Company (prior to and after the Closing), he has been and will be exposed to Confidential Information, all of which is proprietary and which rightfully belongs to the Company. Executive acknowledges and agrees that the Confidential Information is a valuable, special and unique asse of the Company, the disclosure or unauthorized use of which could cause substantial injury and loss of profits and good will to the Company. Accordingly, Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company's prior written consent, use any of such Confidential Information for his own benefit, for the benefit of others or to the detriment of the Company or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

7. **Return of Documents.**

Except for such items which are of a personal nature to and the property of Executive (e.g., daily business planner and roll-o-dex), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of

the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company or at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive's employment or at any time as requested by the Company.

8. **Non Compete/Non Solicit.**

Executive agrees that during the Employment Period and the Post-Employment Non Competition Period, Executive shall not, and shall use his best efforts to ensure that any agents, representatives and any other persons acting on his behalf (Executive and such agents, representatives, and other persons collectively hereinafter referred to as the "Restricted Persons") do not, directly or indirectly, for the benefit of the Executive, any other Restricted Persons or their affiliates (the activities being so restricted hereinafter being referred to as the "Restricted Activities"):

(i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, executive or administrative employee, partner, lender, consultant or otherwise with any business or division or line of business or organization in the United States which engages in a business substantially similar to or directly or indirectly competitive with the Business of the Company or any of its subsidiaries and Affiliates. Nothing herein shall prohibit Executive and all other Restricted Persons collectively from being a passive owners of an aggregate of not more than five (5%) percent of the outstanding stock of any class of securities of a corporation which is publicly traded and substantially similar to or competitive with the Business of the Company or any of its subsidiaries and Affiliates, so long as he has no active participation (including, without limitation, as a consultant or advisor) in the business of such corporation or other entity;

(ii) induce or attempt to persuade any current or then current customer or vendor of the Company, or any of its subsidiaries or Affiliates to terminate such relationship with the Company, or any of its subsidiaries or Affiliates; and

(iii) induce or attempt to persuade any Business Personnel to terminate or to refuse to enter into any employment, agency or other business relationship with the Company, or any of its subsidiaries or Affiliates.

Executive acknowledges and agrees that the violation of this non competition/non solicitation covenant could cause substantial injury and loss of profits to the Company. Notwithstanding anything to the contrary in this Paragraph, the foregoing limitations shall not be deemed to restrict or otherwise limit Executive from conducting development, acquisition or management activities with respect to any corporation or other entity in which the Company, or any of its wholly-owned subsidiaries, directly or indirectly, owns 100% of the equity interests.

9. **Enforcement.**

(a) For purposes of Sections 6, 7, or 8, the Company shall be deemed to

include the Company, its predecessors and successors and any subsidiaries and affiliates of the Company.

(b) If, at the time of enforcement of Sections 6, 7, or 8, a court shall hold that the duration, scope, area or other restrictions placed on Executive therein are unreasonable, the parties agree that without further action on their parts reasonable maximum duration, scope, area or other restrictions shall be substituted by such court for the stated duration, scope, area or other restrictions.

(c) The parties hereto agree that the Company, or its subsidiaries or affiliates would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Sections 6, 7 or 8. Therefore, in the event of the actual or threatened breach by Executive of any of Sections 6, 7 or 8, the Company or any of its subsidiaries or affiliates may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.

(d) Notwithstanding termination of this Agreement or any other termination of Executive's employment with the Company, Executive's obligations under Sections 6, 7 or 8, shall survive any termination of Executive's employment with the Company at any time and for any reason.

10. **Maintenance of Records.**

So long as Executive is employed by the Company, Executive shall maintain proper files and records relating to work performed by him in accordance with standard procedures of the Company or as otherwise reasonably specified by the Company from time to time. All such files and records are to be kept in the Company's custody and subject to its control and to be the exclusive property of the Company. Upon termination of Executive's employment with the Company or any affiliate thereof, Executive shall deliver to the Company all files and records of any nature which are in Executive's possession or control and which relate in any manner to his employment or to the activities of the CompanyExecutive or any affiliate thereof.

11. **Successors and Assigns.**

(a) This Agreement and all rights of the Company hereunder shall inure to the benefit of and be enforceable by the Company's successors and assigns.

(b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

12. **Modification or Waiver.**

No amendment, modification, waiver, termination or cancellation of this Agreement shal be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed t affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13. **Notices.**

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company (with a copy addressed to each of (i) Eric M. Hellige, Esq, Pryor Cashman Sherman & Flynn, 410 Park Avenue, New York, New York 10022) and Michael F. Sweeney, Esq., Duffy & Sweeney LTD, One Turks Head Place, Suite 1200, Providence, Rhode Island 02903) or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 13).

14. **Governing Law.**

This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder. Any dispute arising out of this Agreement that is not settled by mutual consent of the parties shall be adjudicated by any federal or state court sitting in New York County, New York. Each party hereto consents to the exclusive jurisdiction of such courts over any such dispute.

15. **Severability.**

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

16. **Counterparts.**

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement a
first above written.

FOOD INNOVATIONS, I

By:____________________
Name: John Lees
Title: Vice President

EXECUTIVE

____
Joseph DiMaggio, Jr.